Exhibit 99.1


                       CORNERSTONE FINANCIAL CORPORATION
               REPORTS NINTH CONSECUTIVE QUARTER OF PROFITABILITY

Mount Laurel, NJ - Cornerstone Financial Corporation (CFIC.OB), the holding company for Cornerstone Bank, reported today net income available to common shareholders of $416 thousand, or $0.21 per diluted share for the third quarter of 2011, as compared to net income of $446 thousand, or $0.23 per share, for the same period in 2010. Net income for the quarter before preferred stock dividends totaled $449 thousand, versus $479 thousand a year ago and $359 thousand for the second quarter of 2011.

The change in net income before preferred stock dividends reflects an increase of $256 thousand in net interest income, coupled with a $28 thousand decrease in the provision for loan losses and a $29 thousand reduction in income tax expense. These changes were offset by a decrease of $218 thousand in non-interest income and an increase of $125 thousand in non-interest expense. The change in non-interest income was primarily related to a reduction of $273 thousand in gain on sale of loans partially offset by a $44 thousand gain on sale of investments. The increase in non-interest expense was primarily related to increased salary, benefit and net occupancy costs required due to the addition of key administrative and branch personnel needed to manage our growth, coupled with the effect of operating expenses related to the Marlton office which opened in November 2010.

For the nine-month period ended September 30, 2011, Cornerstone Financial Corporation reported net income available to common shareholders of $817 thousand, or $0.42 per diluted share as compared to net income available to common shareholders of $1.4 million, or $0.70 per diluted share, for the same period in 2010. The change in net income reflects increases of $797 thousand in net interest income and a $376 thousand decrease in income tax expense. These changes were offset by an increase of $996 thousand in the provision for loan losses, a decrease of $50 thousand in non-interest income and an increase of $685 thousand in non-interest expense.

Total deposits at September 30, 2011 were $329.7 million, an increase of $27.5 million or 9.1% from December 31, 2010. The increase in deposits was attributable to an increase of $42.3 million in interest bearing deposit accounts which reflects migration of $11.9 million from non-interest bearing deposit accounts and $2.9 million from certificates of deposit, as well as $27.5 million in new deposit funds.

Total assets at September 30, 2011 were $390.4 million, an increase of $36.4 million or 10.3% over December 31, 2010. This change was primarily due to increases in cash equivalents of $ 37.7 million, investment securities available for sale of $17.4 million and loans receivable net of $2.4 million, partially offset by a decrease in investment securities held to maturity of $18.5 million and a decrease in deferred tax asset of $2 million. Gross loans receivable at September 30, 2011, totaled $244.3 million, an increase of $1.4 million or 0.6% from December 31, 2010. This change was attributable to increases of $10.4 million in commercial loans, offset by decrease of $5.7 million in residential real estate loans, $1.6 million in commercial real estate loans, $1.4 million in construction loans and $260 thousand in consumer loans. At September 30, 2011 our total non-performing assets were $18.3 million or 4.68% of our total assets, an increase of $6.7 million from non-performing assets of $11.6 million or 3.26% of total assets at December 31, 2010.

Cornerstone's Chairman, President, and CEO George W. Matteo, Jr. commented "Obviously we are pleased with our performance over the past quarter. The general economy, however, remains weak so we remain only guardedly optimistic. The weakened economy has had a negative effect on some of our customers and as a community bank, we feel it is our duty to continue to work with those customers to see them through to better days. On the other hand, even in a down economy we see demand and opportunities for a community bank like ourselves."

Cornerstone Financial Corporation is a New Jersey based bank holding company headquartered in Mount Laurel, New Jersey and is the holding company for Cornerstone Bank ("the Bank"), a New Jersey state chartered commercial bank headquartered in Moorestown, New Jersey. The Bank commenced operations on October 4, 1999, and conducts business from its main office in Moorestown and from six additional branch offices located in Medford, Burlington, Cherry Hill, Voorhees, Mount Laurel, and Marlton, New Jersey.

Set forth below is selected financial information concerning Cornerstone Financial Corporation:

Selected Balance Sheet Data

                                                    September        December
(In thousands)                                      30, 2011         31, 2010
                                                  --------------- --------------
Investments held to maturity                      $    21,929     $    40,435
Investments available for sale                         62,081          44,635
Loans receivable                                      244,286         242,856
Allowance for loan losses                               2,848           3,826
Total assets                                          390,423         354,017
Deposits                                              329,743         302,270
Advances from the Federal Home Loan Bank               25,000          25,000
Stockholders equity                                    21,042          17,748


SELECTED NON-PERFORMING ASSET DATA                  September        December
                                                    30, 2011         31, 2010
(In thousands)                                    --------------- --------------

Non-performing assets:
Loans past due 90 days or more and accruing
Commercial                                        $         -      $      634
Construction                                              138               -
Consumer                                                  243             244
                                                  --------------- --------------
Total loans past due 90 days or more and
 accruing                                         $       381      $      878
                                                  --------------- --------------
Non-accrual loans:
Commercial                                        $     4,311      $    1,296
Commercial real estate                                 10,312           8,213
Residential real estate                                   964               -
Consumer                                                  337             289
                                                  --------------- --------------
Total                                                  15,924           9,798
Impaired loans                                            455              51
Restructured loans                                        694               -
Real estate owned                                         830             830
                                                  --------------- --------------
Total non-performing assets                       $    18,284     $    11,557
                                                  =============== ==============

                                                    September        December
SELECTED CAPITAL RATIOS FOR THE BANK                30, 2011         31, 2010
                                                  --------------- --------------

Shareholders' equity to total assets                     5.3%            5.6%
Leverage ratio                                           6.7%            6.9%
Risk-based capital ratios:
  Tier 1                                                 8.8%            8.9%
   Total Capital                                        10.8%           11.2%



                                                      Nine            Nine
                                                     months          months
SELECTED ALLOWANCE FOR LOAN LOSS DATA                ended           ended
                                                    September       September
                                                     30, 2011        30, 2010
(In thousands)
                                                  --------------- --------------
Balance at beginning of period                    $     3,826     $     3,432
Provision for loan losses                               1,378             382
Charge-offs (net of recoveries)                        (2,356)           (149)
                                                  --------------- --------------
Balance, end of period                            $     2,848     $      3,665
                                                  --------------- --------------


                                                  Three             Three            Nine          Nine
                                                 months            months           months         months
SELECTED INCOME STATEMENT DATA                   ended              ended            ended         ended
                                                September         September        September      September
                                                30, 2011          30, 2010         30, 2011       30, 2010
(In thousands except per share data)           ----------       -----------      ------------   ------------
Interest income                                $  4,254         $  4,069         $  12,677      $   12,053
Interest expense                                  1,091            1,162             3,282           3,455
Net interest income                               3,163            2,907             9,395           8,598
Provision for loan losses                           207              235             1,378             382
Income before income taxes                          731              790             1,480           2,414
Net income                                          449              479               917           1,475
Preferred stock dividends                            33               33               100              99
Net income available to common                      416              446               817            1376
shareholders

EARNINGS PER SHARE
Basic                                         $    0.21         $   0.23         $    0.42      $     0.70
Diluted                                       $    0.21         $   0.23         $    0.42      $     0.70

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic                                             1,954            1,954             1,954           1,954
Diluted                                           1,954            1,978             1,958           1,967


FORWARD-LOOKING  STATEMENTS

         Cornerstone Financial Corporation (the "Company") may from time to time make written or oral "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to shareholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         These forward-looking statements involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (many of which are beyond the Company's control). Forward-looking statements may be identified by the use of words such as "expects," "subject," "believe," "will," "intends," "will be," or "would." The factors which could cause the Company's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements include those items listed under "Item 1A-Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2010 and the following factors, among others: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System ("Federal Reserve"); inflation; interest rates; market and monetary fluctuations; the timely development of new products and services by the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the success of the Company in gaining regulatory approval of its products, services, dividends and of new branches, when required; the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; the ability to continue to effectively manage costs, including the costs incurred in connection with the opening of new branches; changes in consumer spending and saving habits; and the success of the Company at managing the risks resulting from these factors.